Exhibit 23
CROGHAN BANCSHARES, INC.
Consent of Independent Registered
Public Accounting Firm
The Board of Directors
Croghan Bancshares, Inc.:
We consent to the incorporation by reference in the Registration Statement (No. 333-173034) pertaining to the Croghan Bancshares, Inc. Amended and Restated 2002 Stock Option and Incentive Plan on Form S-8 and Registration Statement (No. 333-53075) on Form S-8 of Croghan Bancshares, Inc. of our report dated March 28, 2011, relating to the consolidated balance sheets of Croghan Bancshares, Inc. and its subsidiary as of December 31, 2010 and 2009, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2010, which report is incorporated by reference in the December 31, 2010 annual report on Form 10-K of Croghan Bancshares, Inc.
/s/ CLIFTON GUNDERSON LLP
Toledo, Ohio
March 28, 2011